                                                                     EXHIBIT 2.5

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 17, 2000

                                  BY AND AMONG

                              PETROLEUM PLACE, INC.
                                (THE "PURCHASER")

                          PP/PT ACQUISITION CORPORATION
                                (THE "MERGERSUB")

                           PARADIGM TECHNOLOGIES, INC.
                                 (THE "COMPANY")

                                       AND

                             CERTAIN STOCKHOLDERS OF
                           PARADIGM TECHNOLOGIES, INC.
                                 (THE "SELLERS")


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                                TABLE OF CONTENTS

                                                                                                    Page
ARTICLE I              DEFINITIONS...................................................................1
      Section 1.1      Certain Definitions...........................................................1
      Section 1.2      Terms Generally...............................................................9
ARTICLE II             MERGER........................................................................9
      Section 2.1      The Merger....................................................................9
      Section 2.2      Closing; Effective Time.......................................................9
      Section 2.3      Effect of the Merger..........................................................10
      Section 2.4      Certificate of Incorporation; Bylaws..........................................10
      Section 2.5      Directors and Officers........................................................10
      Section 2.6      Surrender of Certificates; Purchase of Company Common Stock; Effect of
                       Merger on Company Common Stock................................................10
      Section 2.7      Delivery of Merger Consideration; Closing Deliveries..........................11
      Section 2.8      Stock Transfer Books..........................................................12
      Section 2.9      Adjustment to Merger Consideration............................................12
      Section 2.10     Intended Tax Consequences.....................................................14
      Section 2.11     Taking of Necessary Action; Further Action....................................15
      Section 2.12     Withholding...................................................................15
ARTICLE III            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS.....................15
      Section 3.1      Corporate Organization........................................................15
      Section 3.2      Ownership of Shares...........................................................15
      Section 3.3      Authorization, Etc............................................................16
      Section 3.4      No Conflict...................................................................16
      Section 3.5      Governmental Consents; HSR....................................................16
      Section 3.6      Capital Stock.................................................................17
      Section 3.7      Company Financial Statements..................................................17
      Section 3.8      Absence of Certain Changes or Events..........................................17
      Section 3.9      No Undisclosed Liabilities....................................................20
      Section 3.10     Property, Assets; Inventory...................................................20
      Section 3.11     Intellectual Property.........................................................21
      Section 3.12     Tax Matters...................................................................22
      Section 3.13     Real Property.................................................................23
      Section 3.14     Material Contracts............................................................24
      Section 3.15     Relationship with Suppliers & Customers.......................................26
      Section 3.16     Notes and Accounts Receivable; Bank Accounts..................................26
      Section 3.17     Insurance.....................................................................26
      Section 3.18     Employees.....................................................................27
      Section 3.19     Employee Benefits.............................................................27
      Section 3.20     Environmental Compliance......................................................30
      Section 3.21     Litigation and Claims, Compliance with Laws...................................30
      Section 3.22     Affiliate Transactions........................................................31
      Section 3.23     Records.......................................................................31
      Section 3.24     Brokers, Finders, Etc.........................................................32
      Section 3.25     Competing Business............................................................32
      Section 3.26     Representations and Warranties Generally......................................32
      Section 3.27     Other Information.............................................................32
      Section 3.28     Investment Representations....................................................32
ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................33
      Section 4.1      Organization..................................................................33
      Section 4.2      Authorization, Etc............................................................33
      Section 4.3      Brokers' Fees.................................................................34


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
      Section 4.4      Capital Stock.................................................................34
      Section 4.5      No Conflict...................................................................34
      Section 4.6      Purchaser Financial Statements................................................34
      Section 4.7      Absence of Certain Changes or Events..........................................35
      Section 4.8      No Undisclosed Liabilities....................................................35
      Section 4.9      Property, Assets; Inventory...................................................35
      Section 4.10     Relationship with Suppliers & Customers.......................................35
      Section 4.11     Notes and Accounts Receivable; Bank Accounts..................................35
      Section 4.12     HSR...........................................................................35
      Section 4.13     Litigation; Compliance with Laws..............................................36
      Section 4.14     Other Information.............................................................36
ARTICLE V              SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING.........................37
      Section 5.1      General.......................................................................37
      Section 5.2      Access........................................................................37
      Section 5.3      Operation of Business.........................................................37
      Section 5.4      Preservation of Business; Insurance...........................................37
      Section 5.5      Notices and Consents..........................................................38
      Section 5.6      Exclusivity...................................................................38
      Section 5.7      Delivery of Schedules; Notice of Developments; Update of Schedules............38
      Section 5.8      Confidentiality...............................................................38
      Section 5.9      Financial Statements..........................................................39
      Section 5.10     Company Obligations; Affiliate Agreements.....................................39
      Section 5.11     Termination of ERISA Plans....................................................39
      Section 5.12     Employee Confidentiality Agreements...........................................39
      Section 5.13     Due Diligence.................................................................40
ARTICLE VI             PURCHASER'S OBLIGATIONS BEFORE CLOSING........................................40
      Section 6.1      Due Diligence.................................................................40
      Section 6.2      Access........................................................................40
      Section 6.3      Confidentiality...............................................................40
      Section 6.4      Nonsolicitation...............................................................40
      Section 6.5      General.......................................................................41
ARTICLE VII            CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE...............................41
      Section 7.1      Representations and Warranties True...........................................41
      Section 7.2      Performance...................................................................41
      Section 7.3      No Material Adverse Change....................................................41
      Section 7.4      Consents......................................................................42
      Section 7.5      No Proceedings, Injunctions, Etc..............................................42
      Section 7.6      Sellers' and Officer's Certificates...........................................42
      Section 7.7      Redemption of Certain Stockholders of the Company.............................42
      Section 7.8      Employee Confidentiality Agreements...........................................42
      Section 7.9      Opinion of Sellers' Counsel...................................................42
      Section 7.10     Employment and Non-Competition Agreements.....................................42
      Section 7.11     Investors' Rights Agreement...................................................43
      Section 7.12     Stockholder Approval..........................................................43
ARTICLE VIII           CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE..................................43
      Section 8.1      Representations and Warranties True...........................................43
      Section 8.2      Performance...................................................................43
      Section 8.3      No Proceedings, Injunctions, Etc..............................................43
      Section 8.4      No Material Adverse Effect....................................................43
      Section 8.5      Purchaser's Certificate.......................................................44
      Section 8.6      Opinion of Purchaser's Counsel................................................44
      Section 8.7      Redemption of Certain Shareholders of the Company.............................44
      Section 8.8      Restated Certificate of Incorporation.........................................44
ARTICLE IX             POST-CLOSING COVENANTS........................................................44
      Section 9.1      General.......................................................................44


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
      Section 9.2      Litigation Support............................................................44
      Section 9.3       Tax Matters..................................................................45
      Section 9.4      Public Disclosure; Confidentiality............................................45
      Section 9.5      Cooperation with Initial Public Offering......................................45
      Section 9.6      Sellers' Representative.......................................................45
      Section 9.7      Company Employees.............................................................46
      Section 9.8      Redemption Notes..............................................................46
      Section 9.8      Employee Confidentiality Agreements...........................................46
ARTICLE X              INDEMNIFICATION...............................................................46
      Section 10.1     Indemnification by Sellers....................................................46
      Section 10.2     Indemnification by Purchaser..................................................46
      Section 10.3     Procedures for Third-Party Claims.............................................47
      Section 10.4     Procedures for Direct Claims..................................................48
      Section 10.5     Limitations of Indemnification Obligations....................................49
      Section 10.6     Survival of Representations, Warranties and Covenants.........................50
ARTICLE XI             TERMINATION...................................................................50
      Section 11.1     Termination of Agreement......................................................50
      Section 11.2     Effect of Termination.........................................................51
ARTICLE XII            MISCELLANEOUS.................................................................51
      Section 12.1     Fees and Expenses.............................................................51
      Section 12.2     Entire Agreement..............................................................52
      Section 12.3     Amendments....................................................................52
      Section 12.4     Taxes.........................................................................52
      Section 12.5     Governing Law; Consent to Jurisdiction; Service of Process....................52
      Section 12.6     Representation by Counsel.....................................................52
      Section 12.7     Assignment....................................................................52
      Section 12.8     Headings......................................................................53
      Section 12.9     Notices.......................................................................53
      Section 12.10    Counterparts..................................................................54
      Section 12.11    Severability..................................................................54
      Section 12.12    Specific Performance..........................................................54
      Section 12.13    Legal Fees and Expenses.......................................................54


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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of May 17, 2000, is entered into by and among Petroleum Place, Inc., a Delaware corporation (the "Purchaser"), PP/PT Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (the "MergerSub"), Paradigm Technologies, Inc., a Delaware corporation (the "Company"), and each of J. Brian Searles ("Searles"), J. Brian & Dian J. Searles ("Joint Searles"), Wilmer W. Thieme ("Thieme"), Joseph C. Craven ("Craven"), L. Allen Rankin, Jr. ("Rankin"), Darrell G. Jones ("Jones"), Scott Kramer ("Kramer") and John V. Zagnoli ("Zagnoli") (Searles, Joint Searles, Thieme, Craven, Rankin, Jones, Kramer and Zagnoli are hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers" and Searles and Thieme are collectively referred to as the "Principal Sellers").

                                    RECITALS

         A. The Boards of Directors of Purchaser, MergerSub, and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that MergerSub and the Company combine into a single company through the merger of MergerSub and the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all issued and outstanding shares of common stock of the Company, $.01 par value per share (the "Company Common Stock"), shall be exchanged for cash and shares of the $.001 par value Series D Preferred Stock of Purchaser (the "Purchaser Series D Stock") in the amounts and on the terms set forth herein.

         C. The Company, Purchaser, MergerSub and Sellers desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth or as referenced below:

         "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

         "Adjustment Notice" shall have the meaning set forth in Section 2.9(b)(ii) of this Agreement.

         "Affiliate" of a designated Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such designated Person.

         "Auditor" shall have the meaning set forth in Section 2.9(b)(iii) of this Agreement.

         "Auditor's Report" shall have the meaning set forth in Section 2.9(b)(iii) of this Agreement.

         "Balance Sheet" shall have the meaning set forth in Section 3.7 of this Agreement.

         "Balance Sheet Date" shall mean December 31, 1999.

         "Certificate of Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Closing" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Closing Balance Sheet" shall have the meaning set forth in Section 2.9(b)(i) of this Agreement.

         "Closing Cash Payment" shall have the meaning set forth in Section 2.6(b) of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Closing Stock Payment" shall have the meaning set forth in Section 2.6(b) of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

         "Company Common Stock" shall have the meaning set forth in Recital B of this Agreement.

         "Company Custom Software" means the software developed and customized by employees, consultants, and independent contractors of the Company for Company's internal use and/or provided to Company customers, including any documentation relating to such software, but does not include the Company Software.

         "Company Financial Statements" shall have the meaning set forth in
Section 3.7 of this Agreement.

         "Company Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or to the Knowledge of Sellers threatened, planned or reasonably probable, against, affecting or brought by or against the any of



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Sellers, the Company, the Company's present or former employees or independent contractors affiliated at any time with Sellers or the Company.

         "Company Software" means the software developed by employees, consultants, and independent contractors of the Company which is owned by the Company, is provided to Company customers and/or is for Company's internal use, which has not been customized by the Company for a specific Company Customer, including any documentation relating to such software, but does not include the Company Custom Software.

         "Contracts" shall mean all contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind, whether written or oral.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "DGCL" shall mean the Delaware General Corporation Law.

         "Direct Claim" shall have the meaning set forth in Section 10.4 of this Agreement.

         "Dollars" and "$" shall mean United States dollars.

         "Effective Time" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Employment Agreement" shall have the meaning set forth in Section 7.10 of this Agreement.

         "Environmental Claim" shall mean any suit, action, litigation, proceeding, investigation, prosecution, order, citation, claim, complaint, order, directive citation, notice of responsibility, notice of potential responsibility, information request or notice (written or oral) by any Person alleging potential liability for Damages arising out of, based on or resulting from or relating to (a) the use, handling, storage, treatment, disposal, recycling, generation, presence, Release or threatened Release into the environment of any Hazardous Substances at any location, whether or not owned or operated by the Company, including, but not limited to, the disposal, Release, or threatened Release of any Hazardous Substances generated or transported by or for the Company at any off-site location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Damages thereunder.

         "Environmental Laws" shall mean all federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public


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health and safety, the workplace and the environment, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Substances. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

                  (a) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C. Sections 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Sections 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act ("TSCA") 15 U.S.C. Sections 2601-2671; and the Food, Drug and Cosmetic Act ("FDCA"), and

                  (b) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

         "Environmental Liabilities" shall mean Damages relating to or arising in any way from Environmental Laws, Environmental Claims or both.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall have the meaning set forth in Section 3.19(a) of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 2.9(a) of this Agreement.

         "Final Net Working Capital" shall have the meaning set forth in Section 2.9(b) of this Agreement.

         "First Amendment to the Third Amended and Restated Investors' Rights Agreement shall have the meaning set forth in Section 7.11 of this Agreement."

         "FY 1997" shall mean the fiscal year ended December 31, 1997.

         "FY 1998" shall mean the fiscal year ended December 31, 1998.

         "FY 1999" shall mean the fiscal year ended December 31, 1999 in the case of the Company and September 30, 1999 in the case of Purchaser.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government,


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whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "Hazardous Substances" shall mean those materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance, dangerous substance or dangerous good, (b) petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require environmental investigation or remediation and (f) any radioactive material or substance.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

         "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,
(c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

         "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

         "Indemnitee" shall mean any Person or Persons entitled to indemnification under this Agreement.

         "Intellectual Property" shall mean all intellectual property rights used in or reasonably necessary for the business of the Company as currently conducted or as presently contemplated by the Company to be conducted, including all inventions, improvements thereto, patents, patent applications and patent disclosures, trademarks, trademark registrations and applications, service marks, service mark registrations and applications domain names, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, trade names and corporate names, copyrights, copyright registrations and applications, mask works, moral rights, computer programs, product plans, technology, process engineering, drawings, schematic drawings, secret processes, proprietary knowledge, including without limitation, customer and supplier lists, business and marketing plans and proposals, trade secrets, know-how, confidential confirmation, proprietary processes and formulae all rights and filings with respect to the foregoing, and all reissues, extensions and removals thereof.

         "Investigation" shall mean any investigation of any nature by any Governmental Authority.


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


         "Knowledge" with respect to any particular representation or warranty contained in this Agreement shall be deemed to be followed by the phrase "after due inquiry" and (i) when used to apply to the "Knowledge" of the Company or the "Knowledge" of any of Sellers, shall mean the actual knowledge or conscious awareness after due inquiry of Sellers or any employee of the Company with managerial or substantial responsibility for the subject matter of such representation or warranty and (ii) when used to apply to the "Knowledge" of Purchaser, shall mean the actual knowledge or conscious awareness after due inquiry of any employee of Purchaser with managerial or substantial responsibility for the subject matter of such representation or warranty.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Lien" shall mean any security interest, deed of trust, lien, superlien, mortgage, claim, charge, pledge, restriction, option, encroachment, reservation, order, decree, judgment, charge, contract right, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

         "Material Adverse Effect" or "Material Adverse Change" as it concerns the Company shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Company taken as a whole,
(b) the legality or enforceability against the Company or Sellers of this Agreement or (c) the ability of the Company or any Seller to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company would reasonably be expected to have $50,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the Company shall constitute a Material Adverse Effect or Change.

         "Material Adverse Effect" or "Material Adverse Change" as it concerns Purchaser shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of Purchaser or its Subsidiaries taken as a whole, (b) the legality or enforceability against Purchaser of this Agreement or (c) the ability of Purchaser to perform its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which Purchaser or its Subsidiaries would reasonably be expected to have $250,000 in the aggregate or more in

Damages being asserted against, imposed upon or sustained by Purchaser or its Subsidiaries shall constitute a Material Adverse Effect or Change.

         "Material Contract" shall have the meaning set forth in Section 3.14(a) of this Agreement.

         "Merger" shall have the meaning set forth in Recital A of this Agreement.

         "MergerSub" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Merger Consideration" shall have the meaning set forth in Section 2.6(b) of this Agreement.

         "Net Working Capital" shall mean an amount equal to the Company's current assets minus current liabilities determined in accordance with GAAP applied on a consistent basis.

         "Notice of Settlement" shall have the meaning set forth in Section 10.3(c) of this Agreement.

         "Notice to Contest" shall have the meaning set forth in Section 10.3(c) of this Agreement.

         "Notice to Defend" shall have the meaning set forth in Section 10.3(a) of this Agreement.

         "PBGC" shall have the meaning set forth in Section 3.19(d) of this Agreement.

         "Percentage Interest" of a Seller shall mean a fraction, the numerator of which is the number of shares of Company Common Stock owned by such Seller as of the date of this Agreement, and the denominator of which is the number of shares of Company Common Stock owned by all Sellers as of the date of this Agreement, all as shown on EXHIBIT C hereto.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Plans" shall have the meaning set forth in Section 3.19(a) of this Agreement.

         Principal Sellers shall have the meaning set forth in the introductory paragraph to this Agreement.

         "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Financial Statements" shall have the meaning set forth in
Section 4.6 of this Agreement.

         "Purchaser Indemnitee" shall have the meaning set forth in Section 10.1 of this Agreement.

         "Purchaser Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or to the Knowledge of Purchaser threatened, planned or reasonably probable, against, affecting or brought by or against Purchaser or any of its Subsidiaries.

         "Purchaser's Opinion" shall have the meaning set forth in Section 8.6 of this Agreement.

         "Purchaser's Proposed Final Net Working Capital" shall have the meaning set forth in Section 2.9(b)(i) of this Agreement.

         "Purchaser Series D Stock" shall have the meaning set forth in Recital B of this Agreement.

         "Real Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Redemption Notes" means promissory notes issued by the Company to its stockholders other than Sellers, in redemption for their Company Common Stock, the total principal amount of which shall not exceed $922,118.32. The Redemption Notes shall not bear interest prior to a default, and shall be due in full upon consummation of the Merger.

         "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

         "Retirement Plan" shall have the meaning set forth in Section 5.11 of this Agreement.

         "Revised Schedules" shall have the meaning set forth in Section 5.7(b) of this Agreement.

         "Sellers" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Shareholders' Representative" shall have the meaning set forth in
Section 9.6 of this Agreement.

         "Sellers' Opinion" shall have the meaning set forth in Section 7.9 of this Agreement.

         "SPD" shall have the meaning set forth in Section 3.19(b)(iv) of this Agreement.

         "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         "Third Party Claim" shall have the meaning set forth in Section 10.3(a) of this Agreement.

         "Third Party Products" shall have the meaning set forth in Section 3.11(f) of this Agreement.

         "Verification Period" shall have the meaning set forth in Section 2.9(b)(ii) of this Agreement.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                     MERGER

         Section 2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as EXHIBIT A (the "Certificate of Merger") and the applicable provisions of the DGCL, the Company shall be merged with and into MergerSub, the separate corporate existence of the Company shall cease and MergerSub shall continue as the surviving corporation of the Merger. MergerSub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII below or at such other time as the parties agree (the "Closing Date"). The Closing shall take place at the offices of Purchaser, or at such other location as the parties agree. In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The "Effective Time" of the Merger shall be 12:01 a.m. on the day following the day on which the Articles of Merger are filed.

         Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. At the Effective Time, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.4 Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and the Certificate of Incorporation.

                  (b) At the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         Section 2.5 Directors and Officers At the Effective Time, the directors of the Surviving Corporation shall be Gary R. Vickers, Jeffrey M. Holben and J. Brian Searles, in each case until their respective successors are duly elected or appointed and qualified.

         Section 2.6 Surrender of Certificates; Purchase of Company Common Stock; Effect of Merger on Company Common Stock.

                  (a) At Closing, Sellers shall surrender to Purchaser for cancellation certificates, properly endorsed for transfer or accompanied by duly executed stock powers, representing all of the issued and outstanding shares of Company Common Stock held by the Sellers immediately prior to the Effective Time.

                  (b) At Closing, Purchaser shall deliver (i) cash in the amount of $11,077,882 (the "Closing Cash Payment"), by wire transfer of immediately available federal funds to such account(s) as Sellers may reasonably designate and (ii) 151,216 shares of Purchaser Series D Stock (the "Closing Stock Payment," and, together with the Closing Cash Payment the "Merger
Consideration"). The Purchaser Series D Stock shall have the rights and preferences as set forth in the Restated Certificate of Incorporation of Purchaser, a form of which is attached hereto as EXHIBIT B.

                  (c) At the Effective Time, and without any further action by any of the parties, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto other than the right to receive his pro rata share of the Merger Consideration. All shares of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

         Section 2.7 Delivery of Merger Consideration; Closing Deliveries. At the Closing, subject to Section 2.9:

                  (a) Purchaser shall pay or cause to be delivered to each Seller the Merger Consideration to the extent attributable to the Company Common Stock owned by such Seller as of the Effective Time, as set forth on EXHIBIT C.

                  (b) Each certificate of Company Common Stock shall be delivered to MergerSub and canceled, and, simultaneously with such delivery and cancellation, the consideration into which such capital stock shall have been converted in the Merger shall be delivered to the persons entitled thereto under this Agreement. From and after the Effective Time, each certificate which prior to the Effective Time represented shares of capital stock of the Company shall be deemed to represent only the right to receive the consideration contemplated herein, and the Sellers shall cease to have any rights with respect to the shares of capital stock formerly represented thereby, except as otherwise provided herein or by law.

                  (c) If any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Seller claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Purchaser, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Purchaser may direct as indemnity against any claim that may be made against them with respect to such certificate, pursuant this Section 2.7, the Merger Consideration will be issued to the Seller claiming such lost certificate.

                  (d) Sellers shall deliver or cause to be delivered to Purchaser the following:

                           (i) certificates representing the issued and
outstanding shares of Company Common Stock duly endorsed by the appropriate Seller, for transfer to Purchaser or accompanied by duly executed stock powers, in either case executed in blank and otherwise in form acceptable for transfer on the books of the Company;

                           (ii) closing certificates as set forth in Section
7.6;

                           (iii) Sellers' Opinion as set forth in Section 7.9;

                           (iv) stock books, stock ledgers, minute books and
corporate seals of the Company;

                           (v) a copy of the Certificate of Incorporation of the
Company, certified by the Secretary of State of Delaware, and a Certificate of Good Standing from the respective Secretary of State of the States of Delaware, Texas and Colorado with respect to the Company, each dated not more than five
(5) days before the Closing;

                           (vi) a certificate executed by the Secretary of the
Company, dated as of the Closing Date, certifying that attached copies of the Company's bylaws and resolutions of the Company's Board of Directors authorizing the transaction are true, correct and complete, and that such bylaws and resolutions were duly adopted and have not been amended or rescinded;

                           (vii) any approvals required pursuant to Section 7.4;

                           (viii) the Employment Agreements, executed by
Searles, Thieme and Jones as set forth in Section 7.10;

                           (ix) the First Amendment to the Third Amended &
Restated Investors' Rights Agreement, executed by the Sellers, as set forth in
Section 7.11; and

                           (x) the Escrow Agreement, executed by all Sellers.

                  (e) In addition to the delivery of the Merger Consideration pursuant to Section 2.7(a), Purchaser shall deliver or cause to be delivered to Sellers the following:

                           (i) closing certificates as set forth in Section 8.5;

                           (ii) Purchaser's Opinion as set forth in Section 8.6;

                           (iii) a copy of the Certificate of Incorporation of
the Purchaser, certified by the Secretary of State of Delaware and a Certificate of Good Standing from the Secretary of State of the State of Delaware, each dated not more than five (5) days before the Closing;

                           (iv) the Employment Agreements executed by Purchaser;

                           (v) the Escrow Agreement, executed by Purchaser and
the Escrow Agent;


                           (vi) the First Amendment to the Third Amended and
Restated Investors' Rights Agreement, executed by Purchaser and the other parties thereto (other than the Sellers); and

                           (vii) stock option grants to all Sellers and
Redemption Note holders.

         Section 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

         Section 2.9 Adjustment to Merger Consideration.

                  (a) At the Closing, $1,125,000 in cash and 16,436 shares of the Purchaser Series D Stock, which shares are included in the aggregate number of shares described in Section 2.6(b)(ii), and which cash and shares otherwise would be deliverable as provided in Section 2.6(b) (such cash and shares together representing $2,500,000) shall be deposited into an escrow account pursuant to the Escrow Agreement attached as EXHIBIT D (the "Escrow Agreement"). As provided in the Escrow Agreement, a portion of the cash and Purchaser Series D Stock held pursuant to the Escrow Agreement shall be returned to Purchaser, and in the case of Purchaser Series D Stock cancelled, as appropriate to account for (i) the amount of any post-closing adjustment pursuant to Section 2.9(b) below and (ii) amounts covered by the indemnity provisions of Section 10 below.

                  (b) Net Working Capital and Merger Consideration Adjustment. As of December 31, 1999, the Net Working Capital of the Company was $1,760,038. After the Closing, there shall be a final determination of Net Working Capital as of the Effective Time (the "Final Net Working Capital") as follows:

                           (i) Within 60 days following the date of Closing,
Purchaser shall deliver to Sellers' Representative (A) a consolidated balance sheet reflecting the assets and liabilities of the Company as of the Effective Time (the "Closing Balance Sheet") and (B) the work papers supporting the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis. In addition, Purchaser shall deliver to Sellers' Representative, along with the Closing Balance Sheet, a calculation of the Final Net Working Capital, based on the information contained in the Closing Balance Sheet (the "Purchaser's Proposed Final Net Working Capital").

                           (ii) Sellers' Representative shall have thirty (30)
days from receipt of the Closing Balance Sheet (the "Verification Period") to verify Purchaser's Proposed Final Net Working Capital. Any disagreements as to the Closing Balance Sheet or Purchaser's Proposed Final Net Working Capital shall be described in a written notice to Purchaser within the Verification Period (an "Adjustment Notice"), setting forth (A) Sellers' Representative's objections to Purchaser's Proposed Final Net Working Capital, (B) Sellers' Representative's determination of the Closing Balance Sheet and (C) Sellers' Representative's proposed calculation of the Final Net Working Capital. If Sellers' Representative does not deliver an Adjustment Notice to Buyer within the Verification Period, the Closing Balance Sheet shall be deemed final and binding on all parties and the Final Net Working Capital shall be equal to Purchaser's Proposed Final Net Working Capital. The Merger Consideration shall then be subject to potential adjustment in accordance with subparagraph (iv) below.

                           (iii) If Sellers' Representative delivers an
Adjustment Notice and Purchaser and Sellers' Representative are unable to agree upon the amount of any adjustment to the Merger Consideration within fifteen
(15) days after delivery of such Adjustment Notice, then a nationally recognized independent public accounting firm to be mutually agreed upon by Purchaser and Sellers' Representative (the "Auditor") shall be requested to conduct a review and determine any amounts in dispute between the parties relating to the calculation of the Final Net Working Capital. The Auditor shall be instructed in performing the review that Purchaser and

Sellers' Representative shall each be provided with copies of any and all correspondence and drafts distributed to any party and that the review shall be done as soon as is practicable. Purchaser and Sellers' Representative shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in the documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to the Auditor's issuance of its final determination, Purchaser and Sellers' Representative shall have the opportunity to provide the Auditor with input and any additional information that they deem relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Sellers' Representative, setting forth its determination of any amount due between the parties relating to the calculation of the Final Net Working Capital (the "Auditor's Report"). The Auditor's Report will be conclusive and binding upon all parties to this Agreement; the Final Net Working Capital shall be calculated based on the determinations set forth in the Auditor's Report; and the Merger Consideration shall then be subject to potential adjustment in accordance with subparagraph (iv) below. Fifty percent of the costs and expenses of the Auditor and the Auditor's Report contemplated by this paragraph shall be borne by Sellers, and the remainder shall be borne by Purchaser.

                           (iv) Adjustments to the Merger Consideration shall be
made as set forth below, and any payments due under this Section 2.9(b)(iv) shall be made on the later of (X) thirty (30) days after the end of the Verification Period or (Y) in the event of delivery of an Adjustment Notice, thirty (30) days after the delivery of the Auditor's Report.

                                    (A) in the event the Final Net Working
         Capital is greater than zero but less than $500,000 (in each case less the principal amount of the Redemption Notes outstanding immediately prior to the Closing), no adjustment shall be made;

                                    (B) in the event the Final Net Working
         Capital is less than zero (less the principal amount of the Redemption Notes outstanding at or following the Closing), Sellers shall deliver to Purchaser in immediately available funds an amount equal to the difference between zero (less the principal amount of the Redemption Notes outstanding immediately prior to the Closing) and the Final Net Working Capital; and

                                    (C) in the event the Final Net Working
         Capital is greater than $500,000 (less the principal amount of the Redemption Notes outstanding immediately prior to the Closing), Purchaser shall deliver to Sellers in immediately available funds pro rata in accordance with their Percentage Interest an amount equal to the difference between the Final Net Working Capital and $500,000 (less the principal amount of the Redemption Notes outstanding immediately prior to the Closing).

         Section 2.10 Intended Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Company and Sellers shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to the Company and Sellers of the Merger and all related transactions. The Company and Sellers are not relying on Purchaser, MergerSub or any advisors to Purchaser or MergerSub for any tax advice with respect to the Merger or related transactions, and shall have no claim against Purchaser, MergerSub, or any officers, directors, employees or advisors of Purchaser with respect to any tax consequences of the Merger or any related transactions. Purchaser and MergerSub shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to Purchaser and MergerSub of the Merger and all related transactions. Purchaser and MergerSub are not relying on the Company, Sellers or any advisors to the Company and Sellers for any tax advice with respect to the Merger or related transactions, and shall have no claim against the Company and Sellers, or any officers, directors, employees or advisors of the Company with respect to any tax consequences of the Merger or any related transactions.

         Section 2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (a) the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerSub or (b) the Sellers with the Merger consideration as described in Sections 2.6 and 2.7, but subject to Section 2.9, the officers and directors of the Company, Purchaser and MergerSub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         Section 2.12 Withholding. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

         The Company and each of the Principal Sellers jointly and severally represent and warrant to Purchaser as set forth in this Article III. The Sellers, other than the Principal Sellers, severally represent and warrant to Purchaser as set forth in this Article III.

         Section 3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 3.1. The Company has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. The Company has delivered to Purchaser complete and correct copies of the Company's charter documents and all amendments thereto to the date hereof.

         Section 3.2 Ownership of Shares. The shares of Company Common Stock are owned in accordance with Schedule 3.2. The Company Common Stock owned by Sellers is owned free and clear of all Liens, other than restrictions imposed by federal and state securities laws. Other than the Company Common Stock, there is no other class or series of capital stock of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other contracts, commitments, understandings, restrictions, arrangements or agreements of any character relating to the issuance, sale, transfer or voting of any issued or unissued Company Common Stock or other securities of the Company, including any rights of conversion or exchange under any outstanding securities or other instruments or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. All outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. The Company is not a sponsor of or party to any phantom stock plans, stock appreciation rights plans, phantom stock agreements or stock appreciation rights agreements.

         Section 3.3 Authorization, Etc. The Company and each Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Company and each of Sellers has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and except for the consents to the Merger of the stockholders other than the Sellers, no other corporate proceedings or other action on the part of the Company or any of Sellers are necessary to approve and authorize the execution, delivery and performance by the Company and each of Sellers of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company and Sellers of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the Company and each of Sellers, enforceable against the Company and each of Sellers in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 No Conflict. Except as set forth in Schedule 3.4, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company or Sellers pursuant hereto, nor the consummation by the Company or Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company or Sellers with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of the Company, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Company's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or Sellers or to which any of their properties or assets may be bound or (d) result in triggering of any right of first refusal or other right under any agreement to which the Company or Sellers is a party.

         Section 3.5 Governmental Consents; HSR.

                  (a) No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Sellers and the Company.

                  (b) Currently and at all times up until the time of the Closing, (i) the Company is its own ultimate parent entity (as the term "ultimate parent entity" is defined in the HSR Act), (ii) the total assets of the Company and all entities under the control of the Company (as the term "control" is defined in the HSR Act) are less than $100 million (as determined in accordance with the HSR Act) and (iii) the annual net sales of the Company and all entities under the control of the Company (as the term "control" is defined in the HSR Act) are less than $100 million (as determined in accordance with the HSR Act).

         Section 3.6 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 3,000,000 shares of Company Common Stock, of which 792,245 shares are issued and outstanding and owned by in accordance with Schedule 3.2. As of the Closing date, the authorized capital stock of the Company shall consist of 3,000,000 shares of Company Common Stock, of which 761,159 shares shall be issued and outstanding, all of which shall be owned of record by Sellers as indicated in EXHIBIT C. There are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Company Common Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights.

         Section 3.7 Company Financial Statements. The Company has delivered to Purchaser the Company Financial Statements. For the purposes of this Agreement, "Company Financial Statements" shall mean: (a) an audited balance sheet for FY 1999 (the "Balance Sheet") as of December 31, 1999 (the "Balance Sheet Date"), and the related statement of income and cash flows for the fiscal year then ended; (b) an audited balance sheet for FY 1998 as of December 31, 1998 and the related statements of income and cash flow for the fiscal year then ended; (c) an audited balance sheet for FY 1997 as of December 31, 1997 and the related statements of income and cash flow for the fiscal year then ended and (d) a balance sheet as of March 31, 2000 and the related statements of income and cash flow for the period then ended. The Company Financial Statements are (x) in accordance with the books and records of the Company (which books and records are correct and complete), (y) correct and complete in all material respects and
(z) fairly present the financial position of the Company and its results of operations as of and for the periods indicated in accordance with GAAP and have been prepared in accordance with GAAP consistently applied.

         Section 3.8 Absence of Certain Changes or Events. Except as set forth on Schedule 3.8, since the Balance Sheet Date (a) the Company has conducted its business only in the ordinary course and consistent with past practice, (b) there have not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except as contemplated in this Agreement, the Company has not:

                           (i) adopted any amendment to its Certificate of
Incorporation, Bylaws or similar organization documents;

                           (ii) (A) sold, leased, transferred or disposed of any
assets or rights other than in the ordinary course of business consistent with past practice, which assets or rights do not involve more than $25,000 in the aggregate (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past practice which Liens would not in the aggregate exceed $25,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past practice, that individually or in the aggregate would involve more than $25,000 or (D) entered into any commitment or transaction with respect to (A),
(B) or (C) above;

                           (iii) (A) incurred, assumed or refinanced any
Indebtedness or (B) made any loans, advances or capital contributions to, or investments in, any Person;

                           (iv) paid, discharged or satisfied any liability,
obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past and prudent business practices;

                           (v) (A) changed any of the accounting or tax
principles, practices or methods used by the Company, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

                           (vi) entered into any employment contract or other
arrangement or made any change in the compensation payable or to become payable to any Seller or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (vii) paid or made any accrual or arrangement for
payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity; or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amended in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

                           (viii) entered into any collective bargaining
agreement;

                           (ix) made any payments (other than regular
compensation payable to officers and employees or Persons acting in a similar capacity of the Company in the ordinary course consistent with past practice), loans, advances or other distributions or entered into any transaction, agreement or arrangement with, Sellers, Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                           (x) made or authorized any capital expenditures,
except in the ordinary course of business consistent with past and prudent business practices not in excess of $25,000 individually or $100,000 in the aggregate;

                           (xi) incurred any Taxes, except in the ordinary
course of business consistent with past and prudent business practices;

                           (xii) settled or compromised any Tax liability or
agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                           (xiii) failed to duly and timely file any Tax Return
with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon;

                           (xiv) (A) entered into, amended, renewed or permitted
the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past and prudent business practices, any other agreements or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

                           (xv) (A) made any change in its working capital
practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                           (xvi) failed to renew (at levels consistent with
presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past and prudent business practices), any material policy of insurance;

                           (xvii) experienced any material damage, destruction,
or loss to its property not covered by insurance;

                           (xviii) disposed of or permitted to lapse any
material Intellectual Property;

                           (xix) other than to employees and except in the
ordinary course of business consistent with past and prudent business practices pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 3.14 or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Purchaser;

                           (xx) suffered total or significant partial loss of
the business of any customers;

                           (xxi) made any material change in the normal
operating balances of the Company's inventory;

                           (xxii) changed the compensation levels applicable to
any class of Company employees; or

                           (xxiii) paid any bonuses payable or to become payable
to any of Sellers or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity.

         Section 3.9 No Undisclosed Liabilities. The Company has no Liabilities that would be material to the Company taken as a whole, except for such Liabilities as (a) are set forth on Schedule 3.9 hereto, (b) are reflected on the Company Financial Statements or (c) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past and prudent business practices and which individually and in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

         Section 3.10 Property; Inventory.

                  (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of its business. The Company has good and marketable title to all assets reflected on the Company Financial Statements or acquired since the Balance Sheet Date, free and clear of all Liens, other than immaterial assets disposed of since the Balance Sheet Date in the ordinary course of business consistent with past and prudent business practices. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned structures, are structurally sound.

                  (b) Schedule 3.10 sets forth by office location as of the Balance Sheet Date, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company in connection with its business as currently conducted and which have an initial book value in excess of $2,500 per item. No such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any Liens, or is located other than in the possession of the Company.

                  (c) The Company's inventory consists of raw materials and consignment and finished goods salable by the Company in the ordinary course of business. The Company Financial Statements reflect an adequate reserve for all the Company's inventory that is slow-moving, as determined in accordance with the Company's customary practices, or is obsolete, damaged or defective.

         Section 3.11 Intellectual Property.

                  (a) Schedule 3.11(a) sets forth: (i) all registered and unregistered trademarks, service marks, trade names, maskworks, registered and, to the Company's and Sellers' Knowledge, all unregistered copyrights, including the jurisdictions in which each such Intellectual Property right has been registered or in which any application for such registration has been filed and
(ii) all current written and to the best of Company's and Sellers' Knowledge, oral license, sublicense, franchise and other agreements under which the Company licenses the Company Intellectual Property to third parties or pursuant to which the Company is authorized to use a third party's Intellectual Property. Schedule 3.11(a) sets forth whether the Company is the sole owner or joint owner or licensee of each item of Intellectual Property identified therein, and any license fees, royalties or similar compensation which, are payable or are due in the future from the Company.

                  (b) The Company either owns or has adequate rights to use all of the Intellectual Property that is necessary to and currently used for its business as now conducted, and the Company Software is free and clear of Liens and, to the Company's Knowledge, all other Company Intellectual Property is free and clear of Liens. The Company has previously furnished to Purchaser evidence of either ownership by the Company of or license rights to use its Intellectual Property. The Company Software and the Company Custom Software do not contain any third party Intellectual Property.

                  (c) There are no pending or, to the Company's Knowledge, threatened claims against the Company alleging that the conduct of its business infringes any Intellectual Property rights of others. The Intellectual Property of the Company is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. To the Company's and Sellers' Knowledge, Company has not engaged in unfair competition against any third party and the business of the Company as now conducted does not infringe any third party Intellectual Property rights.

                  (d) To of the Company's and Sellers' Knowledge, no third party is infringing upon any of the Company's Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's Intellectual Property or engaging in any act of unfair competition. The Company represents and warrants that it has the right to bring an action for the infringement of all of its Intellectual Property.

                  (e) Any third party to which the Company has disclosed or allowed access to the proprietary and confidential Intellectual Property of the Company has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

                  (f) To the Company's and Sellers' Knowledge, any hardware, software or firmware licensed or purchased by the Company from third parties and all Company Software utilized by the Company internally or licensed or sold by the Company to third parties, accurately processes date/time data (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations when either (i) used as a standalone application or (ii) integrated into or otherwise used in conjunction with the third party hardware, software, firmware and data ("Third Party Products") with which such Company Software or Company Custom Software, as the case may be, was designed or intended to operate.

                  (g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Purchaser or its successors to own or use any of the Intellectual Property currently owned or used by the Company nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

         Section 3.12 Tax Matters.

                  (a) The Company has timely filed with the appropriate governmental agencies complete and accurate Tax Returns required to be filed by it in respect of all applicable Taxes of the Company required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Effective Time with respect to all applicable Taxes required to be paid through the Effective Time. All such Tax Returns were prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Effective Time for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Schedule 3.12(a) sets forth all of the Taxes paid by the Company since January 1, 1998, the type of such Taxes, the amount of such Taxes and the authority to which such Taxes were paid.

                  (b) The Company has withheld and paid all Taxes that the Company is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (c) To the Knowledge of Sellers, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company, either
(i) claimed or raised by any authority delivered to the Company in writing or
(ii) based upon personal contact with any agent of such authority.

                  (d) Sellers will make available to Purchaser at the Company's corporate offices prior to Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Internal Revenue Service or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

                  (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Company with respect to any Tax matter is currently in force.

                  (f) The Company is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company, (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return,
(ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes and (iii) has no liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (g) The unpaid Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (h) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since its formation, and will be an S corporation up to and including the Effective Time. The Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

         Section 3.13 Real Property.

                  (a) Schedule 3.13(a) lists all real property owned, leased or subleased to the Company (the "Real Property"), and in the case of leased real property, identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. Sellers have delivered to Purchaser correct and complete copies of the leases and subleases listed in
Schedule 3.13(a), as such leases or subleases have been amended to date. The current use of the Real Property by the Company does not violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws and none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property. The Company has not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property. Each parcel of Real Property abuts on or has direct vehicular access to a public road. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 3.13(a):

                           (i) the lease or sublease is in full force and effect
and will remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto;

                           (ii) the Company is in possession of the leased
premises and all rental and other obligations of the Company are current;

                           (iii) the Company is not in breach or default (or has
not received notice of breach or default), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

                           (iv) to the Knowledge of Sellers, no party has
repudiated any provision of such lease or sublease;

                           (v) there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease to which the Company is a party;

                           (vi) the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (vii) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof by the Company and have been operated and maintained by the Company in compliance with applicable laws, except to the extent that the failure to receive any such approval, license or permit for any such facility, or to operate and maintain any such facility in compliance with applicable laws would not have a Material Adverse Effect on such facility or the Company's use of such facility as currently used; and

                           (viii) the properties on which all facilities leased
or subleased thereunder reside are used in a manner consistent with applicable zoning, and all such facilities leased or subleased have all requisite permits, to allow the Company to operate all retail and distribution aspects of its business thereon and therein in full compliance with applicable laws and contractual obligations.

         Section 3.14 Material Contracts.

                  (a) Schedule 3.14 lists (without duplication) each of the following contracts and other agreements (or, in the case of oral contracts, summaries thereof) to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject (such contracts and agreements being "Material Contracts"):

                           (i) any advertising, market research and other
marketing agreements;

                           (ii) any employment, severance, noncompetition,
consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of the Company or any Affiliate of any of such Persons;

                           (iii) any agreements relating to the making of any
loan or advance by the Company;

                           (iv) any agreements providing for the indemnification
by the Company of any Person;

                           (v) any agreements with any Governmental Authority
except those entered into in the ordinary course of business which are not material to the Company;

                           (vi) any contracts, agreements and other arrangements
for the sale of assets or for the furnishing of services, goods or products by or to the Company, including supply agreements, (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                           (vii) any broker, distributor, dealer, representative
or agency agreements;

                           (viii) any agreements (including settlement
agreements) currently in effect pursuant to which the Company licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

                           (ix) any confidentiality agreements entered into by
the Company during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties;

                           (x) any voting trust or similar agreements relating
to any of the Company Common Stock to which any of Sellers or the Company is a party;

                           (xi) any joint venture, partnership or similar
documents or agreements;

                           (xii) any agreements that limit or purport to limit
the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets;

                           (xiii) any agreements by which the Company is or may
be obligated to provide software upgrades or other modifications; and

                           (xiv) all other agreements, contracts or commitments
not made in the ordinary course of business which are material to the Company.

                  (b) Each Material Contract is legal, valid and binding on and enforceable against the Company and the other parties thereto and is in full force and effect. Upon consummation of the transactions contemplated by this Agreement, to the Knowledge of Sellers, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. The Company is not (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of Sellers, no other party thereto is in material breach of, or material default under, any Material Contract. The Company has not received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered to Purchaser.

         Section 3.15 Relationship with Suppliers & Customers. To the Knowledge of Sellers, except as set forth in Schedule 3.15, the Company currently has good relationships with its suppliers and customers. The Company currently is not in dispute with any current or former supplier of material to the Company or any customer of the Company, and since December 31, 1998, no supplier to or customer of the Company has notified the Company that it will stop doing business, or reduce its business, with the Company, the cessation or reduction of which business would have a Material Adverse Effect. Schedule 3.15 lists the ten (10) largest (in terms of dollar volume) customers and suppliers of the Company during each of the two (2) immediately preceding fiscal years of the Company.

         Section 3.16 Notes and Accounts Receivable; Bank Accounts. Schedule
3.16 sets forth, as of the Balance Sheet Date, all notes and accounts receivable of the Company. Except as set forth in Schedule 3.16, all notes and receivables of the Company reflected on the Company Financial Statements or created after the Balance Sheet Date arose from valid transactions in the ordinary course of business and are valid receivables not subject to setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject to any reserves for bad debts reflected in the Company Financial Statements. The Company has historically maintained a level of accounts payable and accounts receivable appropriate to service its respective operations and has not manipulated the payment terms of such accounts as to materially deviate from the terms originally extended to or received from a third party. Sellers will deliver to Purchaser no later than the Closing Date a revised schedule of all notes and accounts receivable of the Company as of one business day prior to the Closing Date. Schedule 3.16 also sets forth (a) all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Company.

         Section 3.17 Insurance. Schedule 3.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company and its business, properties and assets (or its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Purchaser. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Closing. The Company has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 3.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

         Section 3.18 Employees.

                  (a) Except as set forth in Schedule 3.18, to the Knowledge of Sellers, no executive, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not taken any action, or omitted to take any action, that would result in any unfair labor practice except any such action or omission that would not result in a Material Adverse Effect. No organizational effort is presently being made or, to the Knowledge of Sellers, is threatened by or on behalf of any labor union with respect to employees of the Company. All of the Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which the Company is subject, except for any such nonconformance that would not result in a Material Adverse Effect. No offer to any employee of the Company to purchase any portion of the capital stock or assets of the Company remains outstanding, nor has any discussion taken place regarding such a transaction or any similar transaction. The Company is not subject to any claim for overdue overtime compensation due to any employee, and no such claim has been threatened.

                  (b) The Company has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and, to the Knowledge of Sellers, the Company is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company or any of Sellers.

         Section 3.19 Employee Benefits.

                  (a) Schedule 3.19(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or an Affiliate of the Company, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "Plans"). Schedule 3.19(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents, as applicable:

                           (i) a copy of the Plan documents (including all
amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                           (ii) a copy of the annual report or Internal Revenue
Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                           (iii) a copy of the actuarial report, if required
under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                           (iv) a copy of the most recent Summary Plan
Description ("SPD"), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                           (v) if the Plan is funded through a trust or any
other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                           (vi) all contracts relating to the Plans with respect
to which the Company or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                           (vii) the most recent determination letter received
from the IRS with respect to each Plan that is intended to be qualified under
Section 401(a) of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the Balance Sheet Date that has not been satisfied in full, and no condition exists that presents a material risk of such a liability.

                  (d) The Pension Benefit Guarantee Corporation (the "PBGC") has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA; and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

                  (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accumulated benefit obligations.

                  (f) Neither the Company nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or to the Knowledge of Sellers, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (g) All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

                  (h) None of the ERISA Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                  (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

                  (j) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred with would affect such qualified status.

                  (k) Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                  (l) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any ERISA Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (m) No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, or
(iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (n) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) except as set forth on Schedule 3.19(n), accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

                  (o) There are no pending or, to the Knowledge of Sellers, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         Section 3.20 Environmental Compliance.

                  (a) The Company is in compliance with, and has no liability under, the Environmental Laws (and such compliance includes, but is not limited to, the possession by Company of all permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

                  (b) There are no existing or pending, or to the Knowledge of Sellers or the Company, threatened Environmental Claims against the Company or any person or entity whose liability for any Environmental Claims the Company has assumed or retained either contractually or by operation of law.

                  (c) There have been no spills or Releases of Hazardous Substances at any of the facilities owned, operated or leased by the Company, nor any spills or Releases at any property formerly owned, operated, or leased by the Company during the period of such ownership, operation, or tenancy.

                  (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Liens relating to any Environmental Laws which regulate, obligate, or bind the Company.

         Section 3.21 Litigation and Claims, Compliance with Laws.

                  (a) Schedule 3.21(a) sets forth all Company Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company's claim and estimated expenses of the Company in connection with such matters. Neither the Company, nor the Company's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Company or any of its properties or assets. There is no Company Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Company Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 3.21(b), the Company has complied and is in compliance with all Laws applicable to the Company and its business except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.21(b), the Company holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 3.21(b), there is no intent to make any changes in the conduct of the business of the Company that will result in or cause the Company to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of Sellers, threatened or (ii) Investigations to the Knowledge of Sellers pending or threatened that could result in the termination, impairment or nonrenewal thereof.

         Section 3.22 Affiliate Transactions. Schedule 3.22 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company, on the one hand, with or for the benefit of any current or former stockholder, partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. Schedule 3.22 lists all payments of any kind since January 1, 1999, from the Company, to or for the benefit of any current or former partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. All outstanding debts and other obligations of the Company to any Affiliate were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts of any Sellers or the Company's officers or the respective Affiliates of the Company to the Company are reflected on the Company Financial Statements.

         Section 3.23 Records.

                  (a) The corporate minute books of the Company contain complete and accurate records of all actions taken by stockholders of the Company and the Board of Directors and all committees thereto of the Company. Complete and accurate copies of all such minute books have been delivered by the Company to Purchaser. All officers and directors of the Company have been properly elected.

                  (b) The accounting books and records of the Company are complete and correct, have been maintained in accordance with applicable Laws and good business practices and accurately reflect the basis for the financial condition and results of operations of the Company set forth in the financial statements delivered to Purchaser.

         Section 3.24 Brokers, Finders, Etc. Neither the Company nor Sellers have employed, or are subject to the valid claim of, nor has the Company or Sellers incurred any Liability that would be payable by the Company, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

         Section 3.25 Competing Business. Sellers have no direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of the Company.

         Section 3.26 Representations and Warranties Generally. The representations and warranties contained in any particular section of this
Article III are not exclusive as to any particular subject matter covered by such section and different sections may apply different tests to the same or similar matters. One Schedule may specifically cross reference other applicable sections or parts thereof of the Schedules without repeating disclosure that applies to more than one section.

         Section 3.27 Other Information. No representation or warranty of the Company or Sellers in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or Sellers to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.28 Investment Representations Each Seller understands that neither the Purchaser Series D Stock nor the shares into which such stock may be converted have been registered under the Securities Act. Each Seller also understands that the shares of Purchaser Series D Stock are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon each Seller's representations as set forth below:

                  (a) Each Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of obtaining Purchaser Series D Stock as a portion of the Merger Consideration and has the capacity to protect his, her or its own interests. Each Seller must bear the economic risk of obtaining Purchaser Series D Stock as a portion of the Merger Consideration indefinitely unless the Purchaser Series D Stock (or the shares into which such stock may be converted) are registered pursuant to the Securities Act, or an exemption from registration is available. Each Seller understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Seller to transfer all or any portion of the Purchaser Series D Stock or the shares into which such stock may be converted under the circumstances, in the amounts or at the times such Seller might propose.

                  (b) Each Seller is acquiring the Purchaser Series D Stock for such Seller's own account for investment only, and not with a view towards their distribution.

                  (c) Each Seller represents that by reason of his, her or its, or of its management's, business or financial experience, Seller has the capacity to evaluate the risks and merits of the transactions contemplated in this Agreement. Further, each Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

                  (d) Each Seller represents that he, she or it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e) Each Seller acknowledges and agrees that the Purchaser Series D Stock, and any shares into which such stock may be converted, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about such Seller, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (f) Each Seller resides in the state or province identified in the address of such Seller set forth on Schedule 3.28(f).

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:

         Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.2 Authorization, Etc. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Purchaser has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (except for the consents of Purchaser's stockholders with respect to the Merger) no other corporate proceedings on the part of Purchaser is necessary to approve and authorize the execution, delivery and performance by Purchaser of this Agreement and the documents and instruments contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

         Section 4.4 Capital Stock. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 15,000,000 shares of common stock, par value $.001 per share, of which 516,856 shares are issued and outstanding and 1,250,000 shares of which are reserved or will be reserved in the future for issuance to key employees, consultants and others affiliated with Purchaser or a subsidiary thereof pursuant to stock grant, stock purchase and/or option plans or any other stock incentive program, arrangement or agreement approved by the Company's Board of Directors and 6,500,000 shares of preferred stock, par value $.001 per share, of which 2,000,000 shares are designated Series A Preferred Stock, 1,906,137 of which are issued and outstanding, 500,000 of which are designated Series B Preferred Stock, 455,120 of which are issued and outstanding, 1,300,000 have been designated Series C Preferred Stock, 1,010,070 of which are issued and outstanding. Purchaser has issued warrants to purchase 10,000 shares of common stock and warrants to purchase 16,492 shares of Series C Preferred Stock. Purchaser has granted options to purchase 384,592 shares of common stock. Except as otherwise set forth herein, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Purchaser, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights.

         Section 4.5 No Conflict. Except as set forth in Schedule 4.5, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation, Bylaws or similar organizational documents of Purchaser, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of Purchaser's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Purchaser or to which any of its properties or assets may be bound.

         Section 4.6 Purchaser Financial Statements. Purchaser has delivered to the Company Purchaser Financial Statements. For the purposes of this Agreement, "Purchaser Financial Statements" shall mean: (a) an audited consolidated balance sheet of Purchaser for FY 1999 as of September 30, 1999, and the related statement of income and cash flows for the period then ended and (b) a balance sheet as of March 31, 2000 and the related statements of income and cash flow for the quarter then ended. Except as set forth on Schedule 4.6, Purchaser Financial

Statements have been (a) prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, (b) present fairly the financial condition and results of operations of Purchaser and its wholly-owned subsidiaries as of the dates and for the periods specified therein, (c) be correct and complete in all material respects and (d) be consistent with the books and records of Purchaser (which books and records are and will be correct and complete).

         Section 4.7 Absence of Certain Changes or Events. Except as set forth on Schedule 4.7, since the date of the Purchaser Financial Statements (a) Purchaser and its Subsidiaries have conducted their business only in the ordinary course and consistent with past practice and (b) there have not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

         Section 4.8 No Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries have any Liabilities that would be material to Purchaser taken as a whole, except for such Liabilities as (a) are set forth on Schedule 4.8 hereto, (b) are reflected on the Purchaser Financial Statements or (c) were incurred since the date of the Purchaser Financial Statements in the ordinary course of business consistent with past and prudent business practices and which individually and in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

         Section 4.9 Property; Inventory. Purchaser and its Subsidiaries own, or otherwise have a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of its business. Except as set forth on Schedule 4.9, Purchaser has good and marketable title to all assets reflected on the Purchaser Financial Statements or acquired following the date thereof, free and clear of all Liens, other than immaterial assets disposed of since the date of the Purchaser Financial Statements in the ordinary course of business consistent with past and prudent business practices. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned structures, are structurally sound.

         Section 4.10 Relationship with Suppliers & Customers. To the Knowledge of Purchaser, except as set forth in Schedule 4.10, Purchaser and its Subsidiaries currently have good relationships with their suppliers and customers. Neither Purchaser nor any of its Subsidiaries is currently in dispute with any current or former supplier of material to Purchaser, it Subsidiaries or any customer of Purchaser or its Subsidiaries, and since December 31, 1998, no supplier to or customer of Purchaser or its Subsidiaries has notified Purchaser or its Subsidiaries that it will stop doing business, or reduce its business, with Purchaser or its Subsidiaries, the cessation or reduction of which business would have a Material Adverse Effect.

         Section 4.11 Notes and Accounts Receivable . Except as set forth in
Schedule 4.11, all notes and receivables of Purchaser and its Subsidiaries reflected on the Purchaser Financial Statements or created thereafter arose from valid transactions in the ordinary course of business and are valid receivables not subject to setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject to any reserves for bad debts reflected in the Purchaser Financial Statements.

         Section 4.12 HSR. Currently and at all times up until the time of the Closing, (i) Purchaser is its own ultimate parent entity (as the term "ultimate parent entity" is defined in the HSR Act and its implementing regulations), (ii) the total assets of Purchaser and all entities under the control of Purchaser (as the term "control" is defined in the HSR Act) are less than $100 million (as determined in accordance with the HSR Act) and (iii) the annual net sales of Purchaser and all entities under the control of Purchaser (as the term "control" is defined in the HSR Act) are less than $100 million (as determined in accordance with the HSR Act).

         Section 4.13 Litigation; Compliance with Laws

                  (a) Schedule 4.13(a) sets forth all Purchaser Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of Purchaser (if referred), the estimated amount of exposure, the amount Purchaser has reserved, or the amount of Purchaser's claim and estimated expenses of Purchaser in connection with such matters. Neither Purchaser, nor Purchaser's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to Purchaser or any of its properties or assets. There is no Purchaser Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Purchaser Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 4.13(b), Purchaser has complied and is in compliance with all Laws applicable to Purchaser and its business except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.13(b), Purchaser holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 4.13(b), there is no intent to make any changes in the conduct of the business of Purchaser that will result in or cause Purchaser to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by Purchaser are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of Purchaser, threatened or (ii) Investigations pending or, to the Knowledge of Purchaser, threatened that could result in the termination, impairment or nonrenewal thereof.

         Section 4.14 Other Information. No representation or warranty of Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Purchaser to the Company or any Seller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
              SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING

         Sellers and the Company covenant that from the date of this Agreement until the Closing:

         Section 5.1 General. Each of Sellers and the Company will use his or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VII below).

         Section 5.2 Access. Commencing on the date of the execution of this Agreement and continuing for the shorter of ninety (90) days following the date hereof or until the Closing Date, Purchaser and its counsel, accountants and other representatives shall have access during business hours of the Company to all properties, books, accounts, records, contracts and documents of or relating to the Company. The Company shall, and Sellers shall cause the Company to, furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the business, finances and properties of the Company that may reasonably be requested to complete its due diligence review pursuant to Section 6.1 of this Agreement.

         Section 5.3 Operation of Business. The Company shall, and Sellers will cause the Company to, carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and, except as expressly contemplated by this Agreement, shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by the Company as of the date of this Agreement. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company will not and Sellers shall not cause or permit the Company to (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or (b) otherwise engage in any practice, take any action or enter into any transaction of the type described in Section 3.8 above, other than in the ordinary course of business. Notwithstanding the foregoing and subject to the Net Working Capital requirements set forth in Section 2.9(b) hereof, at or prior to Closing, the Company shall be permitted to (x) pay bonuses to employees in an aggregate amount not to exceed $500,000, (y) make a distribution to stockholders in an aggregate amount not to exceed $1,000,000 and (z) enter into binding agreements with the stockholders who are not Sellers to redeem or repurchase such stockholders' Company Common Stock and in conjunction therewith issue the Redemption Notes.

         Section 5.4 Preservation of Business; Insurance. Except as contemplated by this Agreement, the Company will, and Sellers will cause the Company to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and to continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         Section 5.5 Notices and Consents. The Company will, and Sellers will cause the Company to, use its best efforts to obtain consent to the Merger from each third-party to any Material Contract under which such consent is required.

         Section 5.6 Exclusivity. Until the earliest of (a) the Closing Date, or
(b) the termination (for whatever reason) of this Agreement, neither the Company nor Sellers shall solicit, initiate or encourage any other bids for the sale of all or any portion of the equity or assets of the Company or enter into any other negotiations for the sale of all or any portion of the equity or assets of the Company without the written consent of Purchaser. The Company shall, and Sellers shall cause the Company to, notify Purchaser immediately if any person makes any proposal, inquiry or contact with respect to any of the foregoing.

         Section 5.7 Delivery of Schedules; Notice of Developments; Update of Schedules.

                  (a) The Company will, and Sellers will cause the Company to, give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in Article III above. No disclosure by the Company or Sellers pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules (as defined below) in accordance with and subject to the terms of subparagraph (b) of this Section 5.7, or to prevent or cure any misrepresentation or breach of warranty; provided, however, if Purchaser determines not to terminate this Agreement pursuant to Section 11.1 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Purchaser has been informed in writing by the Company or Sellers, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules (as defined below) at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

                  (b) At least three (3) business days prior to the Closing Date, the Company shall, and Sellers shall cause the Company to, deliver to Purchaser revised Schedules (the "Revised Schedules") which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article III. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless Purchaser determines not to terminate this Agreement pursuant to Section 11.1 and to consummate the transactions contemplated hereby despite the existence of such misstatements or omissions in the Schedules of which Purchaser has been informed in writing by the Company or Sellers, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission. Notwithstanding the foregoing, such amendment or supplementation shall not affect the application of
Section 7.3 hereof to any Damages resulting from such facts underlying such misstatements or omissions.

         Section 5.8 Confidentiality. Each Seller and the Company agree that, unless and until the Closing has been consummated, each Seller, the Company and its officers and directors and other representatives of Sellers and the Company shall hold in strict confidence (except as necessary to consummate the Merger and the other transactions contemplated by this Agreement), and shall not use to the detriment of Purchaser, (a) any data or information with respect to the business of Purchaser obtained in connection with this transaction or Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company and each Seller will return to Purchaser all data and information that Purchaser may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Sellers in connection with this transaction. The foregoing shall not preclude Sellers or the Company from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers or the Company in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers or the Company will give Purchaser prior written notice of the nature of the required disclosure.

         Section 5.9 Financial Statements. The Company shall promptly prepare at the end of each month, and in any event within 10 days after the prior month's end, promptly deliver to Purchaser the balance sheet, income statement and statement of cash flows, prepared consistently with the practices used in preparation of the Company Financial Statements, of the Company for each month ended between the date of this Agreement and the Closing Date.

         Section 5.10 Company Obligations; Affiliate Agreements.

                  (a) At or prior to the Closing, the Company shall, and Sellers shall cause the Company and each of his or her respective Affiliates to, repay any Indebtedness or other amounts owing from such Persons to the Company.

                  (b) Prior to the Closing, Sellers shall cause all agreements, (except for the Leases which shall be amended or renewed on terms mutually acceptable to the parties) between any Sellers or their Affiliates, on the one hand, and the Company, on the other hand to be terminated in all respects such that there is no liability thereunder on the part of the Company. Each Seller agrees severally to indemnify Purchaser and the Surviving Corporation for any cost or expense incurred in connection with the obligations specified in this
Section 5.10.

         Section 5.11 Termination of ERISA Plans. Prior to the Closing Date, the Company shall (a) adopt a resolution dated no later than the day prior to Closing terminating its Money Purchase Pension Plan (the "Retirement Plan"), which resolution shall be effective at least one day prior to the Closing Date,
(b) provide the applicable advance notice to all participants required by Law regarding the termination of the Retirement Plan and (c) for the period up to and including the termination date of the Retirement Plan, contribute to its Retirement Plan all employee deferrals and any related matching or other employer contributions necessary or required to maintain the tax qualified status of the Retirement Plan and any contributions required pursuant to the terms of the Retirement Plan.

         Section 5.12 Employee Confidentiality Agreements. Prior to the Closing Date, Principal Sellers shall use their best efforts to cause each officer, employee, contract employee and contract computer programmer to execute an agreement with the Company regarding confidentiality and proprietary information substantially in the form required by Purchaser.

         Section 5.13 Due Diligence. Sellers shall conduct a due diligence investigation of Purchaser which investigation commenced upon the signing of the letter of intent and shall be completed by Sellers by the end of the day on May 31, 2000.

                                   ARTICLE VI
                     PURCHASER'S OBLIGATIONS BEFORE CLOSING

         Purchaser covenants that from the date of this Agreement until the
Closing:

         Section 6.1 Due Diligence. Purchaser shall conduct a due diligence investigation of the Company (including, without limitation, a review of the information, documents and other matters identified on the Schedules or delivered pursuant to the terms of this Agreement and investigations of the Company's customers) which commenced upon the signing of the letter of intent and shall be completed by Purchaser by the sooner of the Closing Date or ninety
(90) days following the date hereof.

         Section 6.2 Access. Commencing on the date of the execution of this Agreement and continuing through May 31, 2000, the Company and Sellers and their counsel, accountants and other representatives shall have access during business hours of Purchaser to all properties, books, accounts, records, contracts and documents of or relating to Purchaser. Purchaser shall furnish or cause to be furnished to the Company and Sellers and their representatives all data and information concerning the business, finances and properties of Purchaser that may reasonably be requested to complete their due diligence review pursuant to
Section 5.13 of this Agreement.

         Section 6.3 Confidentiality. Purchaser agrees that, unless and until the Closing has been effected, Purchaser and its officers, directors and other representatives shall hold in strict confidence, and shall not disclose or use to the detriment of Sellers or the Company, (a) any and all data and information with respect to the business of the Company or Sellers obtained in connection with this Agreement, or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to the Company all data and information that the Company may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser in connection with this transaction. The foregoing shall not preclude Purchaser from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Purchaser in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Purchaser will give the Company prior written notice of the nature of the required disclosure.

         Section 6.4 Nonsolicitation. Purchaser agrees that, commencing as of the date of this Agreement and continuing for a period of three (3) years thereafter, unless and until the Closing has been effected, neither Purchaser nor any of its Subsidiaries, Affiliates, officers, directors and other representatives shall (a) induce or attempt to induce any employee or independent contractor of the Company to leave the employ of the Company or (b) hire any person who was an employee or independent contractor of the Company. Notwithstanding the foregoing, Purchaser shall not be prohibited from making general job postings and job announcements in the ordinary course of business and shall not be prohibited from hiring any person who responds thereto.

         Section 6.5 General. Purchaser will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VIII below).

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligations of Purchaser to effect the Merger are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Except as specifically set forth below, Purchaser may waive any or all of these conditions in whole or in part without prior notice.

         Section 7.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, (a) all representations and warranties by the Company or Sellers in this Agreement, or in any written statement that shall be delivered to Purchaser by the Company or Sellers under this Agreement, that are qualified by materiality shall be true in all respects on and as of the Closing Date as though made at that time and (b) all representations and warranties by the Company or Sellers in this Agreement, or in any written statement that shall be delivered to Purchaser by the Company or Sellers under this Agreement that are not qualified by materiality shall be true in all material respects on and as of the Closing Date as though made at that time.

         Section 7.2 Performance. With respect to all covenants, agreements and conditions that are not qualified by materiality, the Company and Sellers shall have performed, satisfied and complied, in all material respects with all such covenants, agreements and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date. With respect to all covenants, agreements and conditions that are qualified by materiality, the Company and Sellers shall have performed, satisfied and complied, in all respects with all such covenants, agreements and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

         Section 7.3 No Material Adverse Change. During the period from the Balance Sheet Date to the Closing Date, there shall not have been any Material Adverse Change in the financial condition or the results of operations of the Company or the relationship between the Company and any significant customers, and the Company shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business. Notwithstanding any other provision of this Agreement to the contrary, any breaches of the representations, warranties or covenants set forth herein or the occurrence of any event which could result in a Material Adverse Effect shall not be deemed a failure to satisfy the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 if the aggregate Damages that could reasonably be expected to result from all such breaches and events do not exceed $250,000, and conversely if the aggregate Damages resulting from such breaches and events exceeds $250,000, the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 shall be deemed not to have been satisfied and such failure to satisfy the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 cannot be waived by Purchaser. Nothing set forth in this Section 7.3 shall be interpreted as a waiver of any breach of any representation, warranty or covenant in this Agreement, and, notwithstanding any other provision contained in this Agreement to the contrary, Sellers shall indemnify, defend, and hold harmless Purchaser against, and in respect of, any Damages resulting from such breaches and events, as contemplated by this Section 7.3, dollar for dollar and without regard to the deductible set forth in Section 10.5(b).

         Section 7.4 Consents. The Company and Sellers shall have procured all of the third-party authorizations and consents described in Section 5.5 above.

         Section 7.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         Section 7.6 Sellers' and Officer's Certificates. The Principal Sellers and the Chief Executive Officer of the Company shall have delivered to Purchaser certificates to the effect that each of the conditions specified above in Sections 7.1 through 7.5 have been satisfied.

         Section 7.7 Redemption of Certain Stockholders of the Company. The Company shall have made binding arrangements with all of its stockholders (other than Sellers) to redeem their Company Common Stock in exchange for the Redemption Notes. All of the issued and outstanding shares of Company Common Stock shall be held by the Sellers and there shall be no other holders thereof.

         Section 7.8 Employee Confidentiality Agreements. Each officer, employee, contract employee and contract computer programmer of the Company shall have executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form required by Purchaser. No current officer, employee, contract employee or contract computer programmer of the Company shall have excluded works or inventions from his or her assignment of inventions.

         Section 7.9 Opinion of Sellers' Counsel. Purchaser shall have received from Ducker, Montgomery & Lewis, P.C., or other counsel to Sellers reasonably acceptable to Purchaser, an opinion, addressed to Purchaser and dated as of the Closing (the "Sellers' Opinion"), in form and substance substantially as set forth in EXHIBIT E.

         Section 7.10 Employment and Non-Competition Agreements. Each of Searles, Thieme and Jones shall have executed a three (3) year employment agreement (the "Employment Agreement"). The Employment Agreement for Searles shall be in substantially the form set forth on EXHIBIT F-1 hereto. The Employment Agreement for Thieme shall be in substantially the form set forth on EXHIBIT F-2 hereto. The Employment Agreement for Jones shall be in substantially the form set forth on EXHIBIT F-3 hereto.

         Section 7.11 Investors' Rights Agreement. At Closing, Sellers shall have executed the first amendment to the Purchaser's investors' rights agreement (the "First Amendment to the Third Amended and Restated Investors' Agreement") in the form of EXHIBIT G attached hereto.

         Section 7.12 Stockholder Approval. The stockholders of Purchaser shall have duly approved the Merger and the Restated Certificate of Incorporation.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

         The obligation of the Company and Sellers to effect the Merger are subject to the satisfaction at or before the Closing of all the conditions set out below. The Company may waive any or all of these conditions in whole or in part without prior notice.

         Section 8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, (a) all representations and warranties by Purchaser in this Agreement, or in any written statement that shall be delivered to the Company or Sellers by Purchaser under this Agreement, that are qualified by materiality shall be true in all respects on and as of the Closing Date as though made at that time and (b) all representations and warranties by Purchaser in this Agreement, or in any written statement that shall be delivered to the Company or Sellers by Purchaser under this Agreement that are not qualified by materiality shall be true in all material respects on and as of the Closing Date as though made at that time.

         Section 8.2 Performance. With respect to all such covenants, agreements and conditions that are not qualified by materiality, Purchaser shall have performed, satisfied and complied, in all material respects with all such covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date. With respect to all covenants, agreements and conditions that are qualified by materiality, Purchaser shall have performed, satisfied and complied, in all respects with all such covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

         Section 8.3 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of Purchaser to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect)..

         Section 8.4 No Material Adverse Change. During the period from the date of the Purchaser Financial Statements to the Closing Date, there shall not have been any Material Adverse Change in the financial condition or the results of operations of Purchaser or the relationship between Purchaser and any significant customers, and Purchaser shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         Section 8.5 Purchaser's Certificate. Purchaser shall have delivered to Sellers' Representative a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.4 have been satisfied.

         Section 8.6 Opinion of Purchaser's Counsel. Sellers shall have received from Hogan & Hartson L.L.P., counsel to Purchaser, an opinion, addressed to Sellers and dated as of the Closing (the "Purchaser's Opinion"), in form and substance substantially as set forth in EXHIBIT H.

         Section 8.7 Redemption of Certain Shareholders of the Company. The Company shall have made binding arrangements with all of its stockholders (other than Sellers) to redeem their Company Common Stock in exchange for the Redemption Notes. All of the issued and outstanding shares of Company Common Stock shall be held by the Sellers and there shall be no other holders thereof.

         Section 8.8 Restated Certificate of Incorporation. The Restated Certificate of Incorporation of Purchaser shall have been duly adopted by all requisite corporate action on the part of Purchaser, and such Certificate shall have been duly filed with the Delaware Secretary of State.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         The parties agree as following with respect to the period following the Closing.

         Section 9.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X below). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Following the Closing, from time to time upon request, Purchaser shall provide Sellers access during normal business hours, on reasonable prior notice to such documents, books, records, agreements, and financial data of the Company with respect to it is operations prior to the Closing, for any legitimate purpose related to this Agreement and/or Tax matters of any Seller.

         Section 9.2 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Article X below).

         Section 9.3 Tax Matters. Sellers and Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to (a) preparation of any Tax Return of the Company or with respect to the Company's operations, (b) determining any Taxes or right to a refund of Taxes of the Company or with respect to the Company's operations, or (c) responding to any audit or examination of Tax Returns of the Company or with respect to the Company's operations.

         Section 9.4 Public Disclosure; Confidentiality. From and after the Closing Date, each Seller shall keep confidential all information relating to the Company and its operations. The foregoing shall not preclude any Seller from
(a) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers will give Purchaser prior written notice of the nature of the required disclosure.

         Section 9.5 Cooperation with Initial Public Offering. Each Seller shall use his or her reasonable best efforts to cooperate with Purchaser, the Surviving Corporation and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Surviving Corporation or Purchaser after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Company and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering.

         Section 9.6 Sellers' Representative.

                  (a) Sellers hereby appoint Searles as their initial Sellers' Representative under this Agreement. Sellers may remove Searles (and any successor to Searles) as Sellers' Representative at any time for any reason, by a written consent executed by one or more Sellers owning a majority of the Sellers' respective Percentage Interests. In the event of any such removal, or in the event of the death, disability or resignation of any Sellers' Representative, Sellers shall appoint a replacement Sellers' Representative by a majority vote of their Percentage Interests, notice of which replacement shall be delivered to Purchaser. Sellers shall indemnify and hold Sellers' Representative harmless from any and all claims arising out of Sellers' Representative's actions and inactions related to this Agreement, severally (not jointly) on a pro rata basis in accordance with each Seller's Percentage Interest, absent willful misconduct or gross negligence by Sellers' Representative.

                  (b) In all dealings post-Closing with Sellers under or related to this Agreement Purchaser shall be entitled to rely exclusively and conclusively upon all notices, instructions, waivers, settlements and other decisions by Sellers' Representative, each of which shall be binding on all Sellers regardless of any protest, purported revocation of authority or other actions or demands by any Seller. Each Seller hereby irrevocably appoints the then-current Sellers' Representative as their attorney-in-fact to execute such documents and take such other actions as such Sellers' Representative may deem necessary or appropriate in connection with this Agreement.

         Section 9.7 Company Employees. Purchaser shall use commercially reasonable efforts to provide Company employees with full credit for time served as an employee of the Company for purposes of Purchaser's severance policy, vacation guidelines and other benefit plans.

         Section 9.8 Redemption Notes. At or immediately following the Closing, Purchaser shall cause the Redemption Notes to be paid in full in accordance with the terms thereof.

         Section 9.9 Employee Confidentiality Agreements. Following the Closing Date, Principal Sellers shall use their best efforts to cause each officer, employee, contract employee and contract computer programmer, who has not done so prior to the Closing, to execute an agreement with the Company regarding confidentiality and proprietary information substantially in the form required by Purchaser.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 Indemnification by Sellers. Subject to the procedures and limitations set forth in this Article X, Principal Sellers agree, jointly and severally, and Sellers (other than Principal Sellers) agree, severally, to indemnify Purchaser and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of Purchaser (which shall specifically include the Company) (each a "Purchaser Indemnitee") against and hold them harmless from any and all Damages (but not including consequential, punitive or incidental Damages) which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Company or Sellers contained in this Agreement or in any certificate or instrument required to be delivered pursuant hereto. In addition to the foregoing, Principal Sellers agree, jointly and severally, and Sellers (other than Principal Sellers) agree severally to indemnify Purchaser Indemnitees against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee as a result of any of the following, if and to the extent based upon or arising out of events or omissions occurring prior to the Effective Time or facts or circumstances in existence as of the Effective Time: (a) Liability for Taxes for any period up to and including the Closing; (b) Litigation; (c) Environmental Liabilities; (d) any product liability claim; (e) Liabilities pursuant to the Occupational Health & Safety Act or any laws relating to health and safety and
(f) any Liabilities resulting from (I) infringements or claimed infringements on the Company's Intellectual Property or (II) infringements or claimed infringements by the Company on the Intellectual Property of a third party.

         Section 10.2 Indemnification by Purchaser. From and after Closing, Purchaser agrees to indemnify Sellers and hold them harmless from and against any and all Damages (but not including consequential, punitive or incidental Damages) which may be asserted against, imposed upon or sustained by Sellers at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of Purchaser contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto.

         Section 10.3 Procedures for Third-Party Claims.

                  (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then a party could be obligated to provide indemnification under this Agreement as a result of or in connection with such claim, action or proceeding, such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty
(30) calendar days after receipt of such written notice of such Third Party Claim; provided, however, that failure to give notice as provided in this paragraph (a) shall not relieve the Indemnifying Party of its indemnification obligations under this Article X except to the extent that such Indemnifying Party is actually prejudiced by such failure. Said written notice to the Indemnifying Party shall set forth the basis of the Third Party Claim in reasonable detail and include copies of all pertinent correspondence relating to such Third Party Claim. The Indemnifying Party will have the right to assume and control the defense of any Third Party Claim at such Indemnifying Party's sole expense and by such Indemnifying Party's own counsel (which counsel must be reasonably satisfactory to the Indemnitee), by giving written notice to the Indemnitee (the "Notice to Defend") no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim. The Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, but all fees and expenses of such counsel shall be paid by the Indemnitee. The Indemnifying Party and the Indemnitee will cooperate with each other in good faith in such defense and make available all employees and books and records in its control as reasonably deemed necessary with respect to such defense (but not to the extent that would require waiver of any privilege). The Indemnifying Party and the Indemnitee agree to keep each other apprised of any material developments with respect to any Third Party Claim as such developments become known. If the Indemnitee does not receive from the Indemnifying Party a Notice to Defend with respect to a Third Party Claim or a written notice of objection to the claim for indemnification specifying in reasonable detail the basis for the objection within the thirty (30) day period described above, the Indemnitee may, at its option, elect to solely defend the Third Party Claim assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with paragraph (c) below of this Section 10.3) or other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent such claim is or would have been indemnifiable under this Agreement if such claim is or had been proved.

                  (b) If, within the thirty (30) day period set forth in paragraph (a) above of this Section 10.3, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim, the Indemnifying Party will not be liable for any legal expenses of the Indemnitee incurred after receipt by the Indemnitee of such Notice to Defend.

                  (c) In the event there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding sentences; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction. The Indemnifying Party shall not, without the Indemnitee's prior written consent, not to be unreasonably withheld, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability or obligation on the Indemnitee or any restriction on its activities. The Indemnifying Party may, without the Indemnitee's written consent, settle or compromise any such action or claim or consent to entry of any judgment with respect to any such action or claim which requires solely the payment of money damages by the Indemnifying Party. Subject to the foregoing, in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement, agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement"). The Third Party Claim may be settled or compromised on such basis unless within twenty (20) calendar days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

                           (i) Should the Indemnitee deliver a Notice to
Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in clause (iii) below;

                           (ii) If the settlement or compromise could result in
a further claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in clause (iii) below; and

                           (iii) If a matter is contested as provided in clauses
(i) or (ii) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter, then the liability of such party shall be limited to such lesser proposed settlement amount (plus reasonable attorneys' fees and expenses to the date of the proposed but unapproved settlement to the extent provided for in paragraphs (a) and (b) above) and the party contesting the matter shall be solely responsible for any additional amount.

         Section 10.4 Procedures for Direct Claims. Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by giving each Indemnifying Party reasonably prompt written notice thereof, and each Indemnifying Party shall have a period of forty-five (45) calendar days from the receipt thereof within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such forty-five (45) calendar day period, such Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee pursuant to this Agreement. A failure to give timely notice as provided in this Section 10.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, incurred an obligation or liability which otherwise would have been avoided, or was otherwise actually prejudiced. The Indemnifying Party and the Indemnitee agree to keep each other apprised of any material developments with respect to any Direct Claim as such developments become known.

         Section 10.5 Limitations of Indemnification Obligations.

                  (a) All the representations and warranties made by Purchaser or Sellers in this Agreement shall survive until twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties in Sections 3.11, 3.12, 3.18, 3.19, 3.20 and 3.21 shall survive until the expiration of the applicable statutes of limitation; provided, further, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.28, 4.1, 4.2, 4.4 and 4.5 shall survive without termination and shall not be subject to any of the limitations set forth in Sections 10.5(b) and (c) below. In the event notice of any claim for indemnification under Section 10.3(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

                  (b) A Purchaser Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Purchaser Indemnitees exceeds $250,000 and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. Notwithstanding anything to the contrary herein, in no event shall the liability of an individual Seller (other than the Principal Sellers) exceed such Seller's portion of the Merger Consideration deposited in escrow pursuant to the Escrow Agreement; provided, however, that the foregoing limitation shall not apply in the event Damages result from any breach of the representations and warranties contained in Sections 3.2, 3.3, 3.4, 3.22, 3.25, 3.27 or 3.28.

                  (c) A Seller Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Seller Indemnitees exceeds $250,000 and, in such event, the respective Indemnifying Parties shall be liable only for the amount in excess of such amount.

                  (d) If at any time any matter as to which a Purchaser Indemnitee has asserted a claim under this Article X is pending or unresolved, at the time any payment is due from Purchaser or the Surviving Corporation, Purchaser or the Surviving Corporation shall have the right, in addition to other rights and remedies and methods of recovery (whether under this Agreement, the Escrow Agreement, the provisions of this Article X and/or applicable laws), to withhold from such payment an amount equal to the maximum amount reasonably recoverable under such claim until such matters are resolved. If and when it is finally determined that such claim is covered by this Article X, the amount of such claims may be offset against the retained payments and the remainder thereof shall be delivered to Sellers pursuant to this Agreement.

                  (e) Purchaser agrees that all Damages recoverable under this
Article X shall be recoverable first pursuant to the Escrow Agreement unless and until the cash and securities held in escrow thereunder are exhausted. To the extent Damages exceed the amounts represented by the cash and securities held under the Escrow Agreement, an Indemnified Person shall have the right to pursue recovery from the Principal Sellers or Sellers, as applicable, hereunder.

                  (f) Except in the case of fraud or intentional misrepresentation, the provisions and procedures set forth in this Article X and in the Escrow Agreement shall constitute the parties' exclusive rights and remedies for any breach of this Agreement.

         Section 10.6 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities, conditions and agreements contained herein are and will be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Section 10.5.

                                   ARTICLE XI
                                   TERMINATION

         Section 11.1 Termination of Agreement.

         The parties may terminate this Agreement as provided below:

                  (a) Either Purchaser or the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) Purchaser may terminate this Agreement by giving written notice to Shareholders' Representative at any time prior to the Closing (i) in the event the Company or any Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified the Company and the Seller, if applicable, of the breach, and the breach has continued without cure for a period the shorter of thirty (30) days after the notice of breach or the Closing Date or (ii) if the Closing shall not have occurred on or before ninety (90) days following the date hereof, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).

                  (c) Purchaser, in its sole and absolute discretion, may terminate this Agreement by giving written notice to Shareholders' Representative during the ninety (90) day period following the date hereof. If Purchaser terminates this Agreement pursuant to this Section 11.1(c) during the sixty (60) day period following the date hereof, Purchaser shall pay the Company a termination fee of $100,000. If Purchaser terminates this Agreement pursuant to this Section 11.1(d) at any time on or after sixty-one (61) days following the date hereof through ninety (90) days following the date hereof, Purchaser shall pay the Company a termination fee of $150,000. If Purchaser fails to give notice pursuant to this Section 11.1(c) and the ninety (90) day period hereunder lapses without the Closing having occurred, Purchaser shall pay the Company a termination fee of $150,000. Notwithstanding anything to the contrary in this
Section 11.1, if the parties agree to terminate this Agreement pursuant to
Section 11.1(a), Purchaser terminates this Agreement pursuant to Section 11.1(b) or the Company terminates this Agreement pursuant to Sections 11.1(d) or 11.1(e), Purchaser shall not be liable for any termination fee.

                  (d) The Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach, and the breach has continued without cure for a period the shorter of thirty (30) days after the notice of breach or the Closing Date or (ii) if the Closing shall not have occurred on or before ninety (90) days following the date hereof by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from the Company or any Sellers themselves breaching any representation, warranty or covenant contained in this Agreement).

                  (e) The Company may terminate this agreement if any Principal Seller is not satisfied in all material respects with the results of his due diligence review of Purchaser and Purchaser's operations; provided, however, that if the Company does not exercise the termination right contained in this
Section 11.1(e) on or before June 1, 2000, such termination right shall lapse.

         Section 11.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder hereof shall terminate without any liability of any party to any other party. Nothing set forth in this Section 11.2 shall mitigate or otherwise compromise the rights or obligations of the parties under Section
12.12 or in the event of a breach of the terms or provisions of this Agreement generally.

                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, Purchaser shall pay legal and accounting fees, not to exceed $50,000 in the aggregate, incurred by the Company in connection with this transaction and such fees shall be paid by Purchaser within thirty (30) days after receipt of such invoices from Shareholders' Representative; provided, however, that Purchaser shall not be obligated to pay such fees if the Agreement is terminated pursuant to Sections 11.1(a), 11.1(b), 11.1(d) or 11.1(e).

         Section 12.2 Entire Agreement. This Agreement, which also includes the Annexes, Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature (including the Letter of Intent among the parties) among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

         Section 12.3 Amendments. This Agreement (including the Annexes, Disclosure Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

         Section 12.4 Taxes. Any Taxes in the nature of a sales or transfer tax, any stock transfer tax or any other taxes that may be or may become payable by Sellers including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by Sellers, and Sellers shall indemnify and hold harmless Purchaser from and against all such Taxes.

         Section 12.5 Governing Law; Consent to Jurisdiction; Service of Process. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado without giving effect to principles of conflicts of law. Purchaser, each Seller and the Company hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts of Colorado located in Denver, Colorado in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 12.9.

         Section 12.6 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

         Section 12.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by Sellers except with the prior written consent of Purchaser. Purchaser may assign this Agreement only to an Affiliate of Purchaser. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for Purchaser and its Affiliates which are acknowledged to be third party beneficiaries and Purchaser Indemnitees who are acknowledged to be third party beneficiaries under Article X.

         Section 12.8 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Schedules and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 12.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Purchaser, to:

                           Petroleum Place, Inc.
                           7900 E. Union Avenue, Suite 1100
                           Denver, CO 80237
                           Attn:  Jeff Holben
                           Telephone:  (303) 694-5350
                           Facsimile:  (303) 694-5372

                           with a copy in the same manner to:

                           Hogan & Hartson L.L.P.
                           1200 17th Street, Suite 1500
                           Denver, Colorado  80202
                           Attention:  Steven A. Cohen
                           Telephone:  (303) 899-7300
                           Facsimile:  (303) 899-7333

                  (b)      if to Sellers, to:

                           Paradigm Technologies, Inc.
                           1099 18th Street, Suite 2400
                           Denver, CO 80202
                           Attn:  J. Brian Searles
                           Telephone:  (303) 292-0990
                           Facsimile:  (303) 292-1812

                           with a copy in the same manner to:

                           Law Office of Reed & Reed, P.C.
                           1919 14th Street, Suite 330
                           Boulder, CO 80302
                           Attn:  Scott Reed
                           Telephone:  (303) 413-0691
                           Facsimile:  (303) 413-0645

                           Ducker, Montgomery & Lewis, P.C.
                           1560 Broadway, Suite 1500
                           Denver, CO 80202
                           Attn:  Robert C. Montgomery
                           Telephone:  (303) 861-2828
                           Facsimile:  (303) 861-4017

         Section 12.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 12.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 12.13 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

                            [SIGNATURE PAGES FOLLOW]

                                   SIGNATURES

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and each Seller has signed this Agreement as of the date first written above.

                                         PURCHASER

                                         PETROLEUM PLACE, INC.


                                         By: /s/
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                         MERGERSUB

                                         PP/PT ACQUISITION CORPORATION


                                         By: /s/
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                         COMPANY

                                         PARADIGM TECHNOLOGIES, INC.


                                         By: /s/
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                         SELLERS

                                         /s/ J. Brian Searles
                                         ---------------------------------------
                                         J. Brian Searles, individually and
                                         jointly with Dian J. Searles

                                         /s/ Dian J. Searles
                                         ---------------------------------------
                                         Dian J. Searles

                                         /s/ Wilmer W. Thieme
                                         ---------------------------------------
                                         Wilmer W. Thieme

                                         /s/ Joseph C. Craven
                                         ---------------------------------------
                                         Joseph C. Craven

                                         /s/ L. Allen Rankin, Jr.
                                         ---------------------------------------
                                         L. Allen Rankin, Jr.

                                         /s/ Darrell G. Jones
                                         ---------------------------------------
                                         Darrell G. Jones

                                         /s/ Scott Kramer
                                         ---------------------------------------
                                         Scott Kramer

                                         /s/ John V. Zagnoli
                                         ---------------------------------------
                                         John V. Zagnoli

                                  EXHIBIT LIST

Exhibits
--------
A.       Certificate of Merger

B.       Form of Restated Certificate of Incorporation of Purchaser

C.       Sellers' Ownership of the Company; Allocation of Merger Consideration

D.       Escrow Agreement

E.       Sellers' Opinion

F-1      Searles Employment Agreement
F-2      Thieme Employment Agreement
F-3      Jones Employment Agreement

G.       First Amendment to the Third Amended and Restated Investors' Rights
         Agreement

H.       Purchaser's Opinion